Exhibit F.3b

AGL Resources Inc. - Distribution Operations
Consolidating Income Statement
2004
Unaudited

	Consolidated Distribution Operations	Atlanta Gas Light Company	Virginia Natural Gas, Inc.	Chattanooga Gas Company	NUI Utilities Inc.	Elizabethtown Gas Company	Florida City Gas Company	Elkton Gas Services Company	Appliance Business Florida Plumbing	Appliance Business Florida Service	Appliance Business New Jersey Service	AGL Rome Holdings, Inc.	Distribution Operations - Corporate Locations

Operating revenues	$1,110,647,028	$582,562,403	$346,097,079	$98,125,017	$0	$71,505,692	$9,523,210	$1,569,100	$0	$601,105	$663,422	$0	$0
Operating expenses
Cost of gas	469,927,277	115,016,682	227,818,851	68,339,395	-	51,885,215	4,599,064	1,173,038	30,651	401,487	662,894	-	-
Operation and maintenance	285,789,551	206,271,217	50,385,181	12,229,485	17,961	9,035,117	3,013,847	188,289	1,305	210,501	154,518	(24,686)	4,306,816
Depreciation and amortization	85,208,189	61,473,900	15,745,414	5,203,997	7,933	1,793,410	773,790	33,701	-	163,592	12,452	-	-
Taxes other than income taxes	24,276,837	13,649,068	4,552,959	3,492,557	45,066	1,638,101	863,756	30,624	-	1,752	2,954	-	-
Total operating expenses	865,201,854	396,410,867	298,502,405	89,265,434	70,960	64,351,843	9,250,457	1,425,652	31,956	777,332	832,818	(24,686)	4,306,816
Operating income	245,445,174	186,151,536	47,594,674	8,859,583	(70,960)	7,153,849	272,753	143,448	(31,956)	(176,227)	(169,396)	24,686	(4,306,816)
Other income (loss)	1,319,138	982,420	6,907	141,896	73,360	113,640	-	-	-	915	-	-	-
Interest expense	(48,533,404)	(34,590,106)	(12,862,043)	66,968	-	(927,477)	(185,059)	(1,943)	-	(2,204)	(2,709)	26,118	(54,949)
Earnings before income taxes	198,230,908	152,543,850	34,739,538	9,068,447	2,400	6,340,012	87,694	141,505	(31,956)	(177,516)	(172,105)	50,804	(4,361,765)
Income taxes	45,265,768	32,843,940	8,484,902	32,224	(120)	2,829,747	13,188	57,925	(12,327)	(67,353)	(68,840)	(93,960)	1,246,442
Net income	$152,965,140	$119,699,910	$26,254,636	$9,036,223	$2,520	$3,510,265	$74,506	$83,580	($19,629)	($110,163)	($103,265)	$144,764	($5,608,207)